Exhibit 28 (e)(7) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit K

to the

Distributor's Contract

Federated MDT Series

Federated MDT All Cap Core Fund

Federated MDT Balanced Fund

Federated MDT Large Cap Growth Fund

Federated MDT Small Cap Core Fund

Federated MDT Small Cap Growth Fund

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated July 31, 2006, between the Federated MDT Series (the “Trust”) and Federated Securities Corp. (“FSC”) with respect to the Class T Shares of Federated MDT All Cap Core Fund, Federated MDT Balanced Fund. Federated MDT Large Cap Growth Fund, Federated MDT Small Cap Core Fund and Federated MDT Small Cap Growth Fund set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated July 31, 2006, between the Trust and FSC, the Trust executes and delivers this Exhibit with respect to the Class T Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED MDT SERIES

By: _/s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President